MASTER CONSULTING AGREEMENT #Xyvogt -001

1.	Effective the 1st day of January 2003, Dr. Edwin Vogt, (an individual), (“Consultant”) shall resign his position as an officer and employee of Xybernaut Corporation and/or Xybernaut GmbH (“Xybernaut”) and serve as a consultant to Xybernaut until such time as this Agreement is terminated. Consultant’s duties, deliverables and compensation hereunder shall be set forth in separate work orders pursuant to this Agreement. This Agreement, in the absence of an executed work order does not authorize Consultant to begin work hereunder. Consultant understands and agrees that his status as an agent and officer of the Company has changed effective with the date of this Agreement and that at all times hereafter he shall accurately identify himself to third parties as a consultant for Xybernaut and not as an employee or officer of the Company. Consultant acknowledges and agrees that he has no authority to bind Xybernaut to any terms, conditions or obligations or to sign agreements or other instruments on behalf of Xybernaut and shall not do so.

2.	Xybernaut will pay Consultant the compensation contained in an authorized work order under this Agreement. All compensation provided for herein and all payments to Consultant hereunder shall be in US dollars. All services and work shall be performed in a timely manner and to Xybernaut’s satisfaction in compliance with the terms and conditions of individual work orders. Consultant shall invoice Xybernaut for work performed and shall itemize all invoices that seek compensation under an hourly rate of pay or as a sales commission. Payment, including approved expenses, will be due thirty (30) days after receipt of invoice. All travel related expenses should first be coordinated with Xybernaut. Reimbursable expenses shall be subject to appropriate documentation and shall be reimbursed at cost.

3.	Consultant has received confidential information of Xybernaut and third parties that have done business with Xybernaut as result of his position as an officer and employee of Xybernaut. Consultant agrees that all requirements of confidentiality that obligated him in his position as an officer and employee of Xybernaut shall remain in full force and effect and be incorporated into and continued under this Agreement. Consultant further understands that Xybernaut personnel and/or Xybernaut customers, vendors or other consultants may communicate or disclose additional confidential information to Consultant in connection with the Consultant’s responsibilities under this Agreement. Consultant agrees to receive all such information in confidence and not to use or disclose to anyone such information, and/or reports, conclusions or recommendations given to or received through Xybernaut or Xybernaut’s customers, vendors or other consultants in any manner at any time except with the prior written consent of Xybernaut. Consultant further agrees to send to Xybernaut, prior to submission for publication, copies of technical papers or articles relative to subjects on which advice or services have been given to Xybernaut.

4.	Consultant understands that he may be called upon to render consultation services in various fields of interest to Xybernaut. Any field in which Consultant agrees to render consulting services under an approved work order is covered by all the terms of this Agreement unless exempted in writing or specifically superseded by a subsequent written agreement between the Parties.

5.	Consultant acknowledges he has no agreement with or obligations to others in conflict with the foregoing and that he does not own or have an interest in any intellectual property or unpatented invention.

6.	During the period of serving as a consultant for Xybernaut, Consultant shall present suggestions and ideas in reference to various problems or projects, which may have been submitted to Consultant under this Agreement and Consultant agrees that Xybernaut is free to use such ideas or suggestions without obligation to Consultant.

7.	With respect to inventions, discoveries, and patents resulting from Consultant’s performance hereunder in any field in which Consultant agrees to, or actually does give advice or consultation or has knowledge of as result of his prior employment with the Company, Consultant agrees to and does assign to Xybernaut all of Consultant’s right, title and interest in inventions, discoveries, and

Consulting Agreement

patents worldwide with the full right to grant sublicenses under all such inventions, discoveries and/or patents throughout the world. Consultant shall assist Xybernaut or its nominees, at no expense to Consultant, in any proper way to obtain and maintain for their benefit patents for any inventions or discoveries relating to consultation under this Agreement. If an invention, discovery or patent hereunder is also relevant to fields or activities in which Xybernaut has no interest, Xybernaut may grant Consultant an exclusive or non-exclusive license with the right to sublicense the use of any such invention or discovery or patent.

8.	Consultant is an independent contractor and will procure during the term of this agreement all adequate and required insurance coverage including but not limited to worker’s compensation insurance. Consultant shall at all times comply with all internal Xybernaut rules, policies and guidelines, including but not limited to Xybernaut’s policy prohibiting sexual harassment, while providing services on-site or off-site in the scope of services for Xybernaut. Consultant understands and agrees that he is not an employee of the Company and therefore not entitled to receive any employee benefits offered by the Company under any employee benefit plans adopted by Xybernaut from time to time.

9.	This Agreement may be terminated at any time upon notice in writing by either party to the other. The obligations of Paragraphs 3 and 7 shall survive termination of this Agreement for any reason. The obligations of Paragraph 7 shall continue for as long as is necessary for Consultant to complete any necessary activities relative to inventions and worldwide patents.

10.	The Consultant’s rights and duties under this Agreement may not be assigned without Xybernaut’s written permission. Any assignment without permission shall be deemed null and void.

11.	If Xybernaut loans the Consultant any equipment or documents for use in performing the services, all such equipment and documents remain the property of Xybernaut and shall be promptly returned upon the completion of services, or earlier upon Xybernaut’s request.

12.	This Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Virginia, USA without regard to Virginia’s conflict of laws provisions. The parties agree that any dispute arising under this Agreement shall be subject to the exclusive jurisdiction of the appropriate court seated in Northern Virginia, USA.

13.	This Agreement and any work order duly executed hereunder shall constitute the sole and complete agreement between the parties on the subject matter contained herein. There are no other verbal or written agreements between the parties which are not contained in the written terms of this Agreement or a duly executed work order. This Agreement and any work order entered into hereunder can only be amended or modified by a written document signed by both parties.

Consultant:	Xybernaut Corporation:

/s/ Edwin Vogt	By: /s/ Edward G. Newman

Dated: 02/25/2003	Dated:

Consulting Agreement

WORK ORDER #1
CONSULTING AGREEMENT # Xyvogt-001

     This Work Order is entered into subject to the Master Consulting Agreement #Xyvogy-001 (the “MCA”) entered into between the parties on the 1st day of January 2003 and is controlled by the terms and conditions contained therein. Unless expressly stated as an amendment herein, nothing contained in this Work Order shall be deemed to amend or otherwise modify any of the terms and conditions of the MCA and in the event of any conflict between this Work Order and the MCA the terms of the MCA shall control.

Scope of Work: For the period beginning the 1st day of January 2003 and continuing until terminated by either party (pursuant to the terms included in this paragraph), Consultant shall provide services representing Xybernaut related to research and development, product, sales, marketing, finance and other special projects that may be assigned from time to time. This agreement will continue on a quarterly basis and may be terminated by either party provided that notification of such termination is made to the other party within 30 days of the end of the calendar quarter. If notification is not made within such time period, the agreement will be considered terminated at the end of the next calendar quarter.

Consultant shall report directly to Edward G. Newman, who may direct Consultant to coordinate such activities with other employees or consultants of Xybernaut.

Fees: In compensation for said services, Consultant shall receive consulting fees totaling Euro 20,000 for the quarter ended March 31, 2003 and Euro 10,000 for every other quarter during the term of this agreement. The fee for the first quarter ended March 31, 2003 will be due and payable immediately upon signing this agreement. The fees for the following quarters will be paid on the last day of each quarter (e.g., June 30, September 30). Consultant may also be entitled to receive a commission on any sales in which he serves as the originator or facilitator of the sale to potentially be determined in the future to the agreement of both parties. Any additional expenses relating to Consultant’s work hereunder shall be approved in writing by Edward G. Newman prior to incurring the expense. Consultant agrees to submit the written approval with the expense report for reimbursement.

Additionally, Consultant will receive a one-time grant of 30,000 stock options. The exercise price of these stock options will be based on the closing market price of XYBR common stock on the date this agreement is executed. These stock options will vest in four equal installments of 7,500 options on each of March 31, 2003, June 30, 2003, September 30, 2003 and December 31, 2003. Related to Consultant’s other stock options received as either a Xybernaut director or officer, those stock options will not expire upon termination of Consultant’s employment as of January 1, 2003. Instead, such options will continue to remain exercisable and continue to vest according to the original vesting periods until such time that this consulting agreement is terminated.

The above terms and conditions of this Work Order are subject to all terms and conditions of the Master Consulting Agreement referenced herein and are hereby accepted and agreed to:

XYBERNAUT CORPORATION	CONSULTANT:

By: /s/ Edward G. Newman	By: /s/ Edwin Vogt

Title:	Name: Edwin Vogt

Date:	Date: 02/25/2003